For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
            May 18, 2004

PHOTRONICS REPORTS SECOND QUARTER RESULTS

BROOKFIELD, Connecticut    May 18, 2004 -- Photronics, Inc. (Nasdaq:PLAB), the world's leading sub-wavelength reticle solutions supplier, today reported fiscal 2004 second quarter and six month results for the period ended May 2, 2004.

Sales for the quarter were $97.2 million, up 13.6%, compared to $85.5 million for the second quarter of 2003.  Net income for the second quarter of fiscal 2004 amounted to $6.0 million, or $0.17 per diluted share, compared to the prior year's second quarter net loss of $44.1 million, or $1.37 per diluted share.   The net loss for the second quarter of fiscal 2003 included the impact of an after tax restructuring charge totaling $39.9 million, or $1.24 per diluted share, incurred in association with the consolidation of the Company's North American operating infrastructure.

Sales for the first six months of 2004 were $187.7, up 12.5% from the $166.9 million for the first half of fiscal 2003.  Net income for the first six months of fiscal 2004 amounted to $8.1 million, or $0.24 per diluted share, compared to a net loss of $52.6 million, or $1.64 per diluted share.  The net loss for the first six months of fiscal 2003 included the previously mentioned restructuring charges recorded in the second quarter of 2003.

Sean T. Smith, Chief Financial Officer, commented on the Company's improved year-over-year financial performance.  "Our competitive position, technologically and financially, is strong in each of the global regions we service. We are continually challenging our employees to aggressively manage our infrastructure so as to insure Photronics has the systems in place to meet its revenue and earnings growth goals."  He added, "The underlying fundamentals driving the demand for photomask technology and services are gathering momentum across all technology nodes, regions, and products.  As an increasing number of customers migrate to more advanced process nodes, our investments in advanced technology and photomask fabrication processes have positioned us to profitably benefit from this trend. "

Constantine "Deno" Macricostas, Chairman and Chief Executive Officer commented on his outlook for the remainder of the fiscal year.  "The horizon is filled with many opportunities.  We continue to expand our presence in Asia, which has seen tremendous growth with the increasing use of foundries.  In Europe, our role in supporting the region's key technology development alliances has increased our visibility with this regions major semiconductor companies.  While in North America, we are moving forward with our plans to install our first manufacturing line dedicated to service the requirements of those customers moving toward 65 nanometer and below technologies."  Mr. Macricostas concluded by noting, "The Company has seen a dramatic turnaround over the last year.  We have made tough decisions and worked hard to generate positive results.  Our success has been largely the result of the focus our global operations team has kept on building Photronics' reputation as the photomask industry's most efficient supplier and service leader.  Now, as the industry has embarked on a long awaited up cycle, we will bring our growing technology expertise to bear on the complex lithography challenges facing our customers at and below the 65 nanometer node."

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics' web site at www.photronics.com/, then clicking on the "Conference Calls" button in the top right corner of the home page.  The call is scheduled for 8:30 a.m. Eastern Daylight Time on Wednesday, May 19th and will be archived for instant replay access until the Company reports its fiscal third quarter results on August 17, 2004 after the equity markets close.  The live call dial-in number is (706)634-5086.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company's SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

CyberMask is a trademark of Photronics, Inc.

04-Photronics Q2FY04 Earnings